Exhibit 99.1

Littlefield Corporation Announces Q4 2007 and CY 2007 Results

Achieves Record Level of Revenue

AUSTIN, Texas--(BUSINESS WIRE)--Littlefield Corporation (OTCBB: LTFD) today announced earnings for the fourth quarter and full year of 2007. Results from operations achieved the highest revenue and second highest gross profit levels in the past five years.

The Q4 2007 earnings include the effect of approximately $545,000 of notable items: $430,000 from renovating and reopening a hall in Texas and lower revenue from a major Hospitality customer, $101,000 of legal expenses and $14,000 for non cash expenses for compensation expense related to stock options. The legal expenses were mainly from our expansion plans and operations in South Carolina, our announced Florida acquisition and our litigation with Furtney seeking recovery of prior settlements and other damages.

The Q4 2006 earnings include approximately $265,000 of notable items: $238,000 from legal settlements and expenses, $14,000 for non cash expenses for compensation expense related to stock options and $13,000 for a loss on asset disposals.

CY 2007 earnings included the effects of approximately $1,120,000 of notable items: $633,000 from renovating and reopening a hall in Texas and lower revenue from a major Hospitality customer, $430,000 of legal expenses and $57,000 of non cash expenses for stock-based compensation. The legal expenses mainly include costs from our expansion plans and operations in South Carolina, Florida, Arkansas and Texas, settlement of a frivolous claim in Texas and our litigation with Furtney seeking recovery of prior settlements and other damages.

Full Year 2006 earnings included approximately $493,000 of notable charges: $420,000 associated with legal settlements, $110,000 of non cash expenses for stock-based compensation offset by an insurance claim of $37,000.

Highlights for the full year and fourth quarter compared to the prior year follow:

CY 2007 results:

  Total consolidated revenue of $13,428,503 exceeded slightly last year’s record revenue level, with Entertainment revenue up by 8% and Hospitality revenue down 10% from the prior year.
  Entertainment (bingo) 2007 gross profit was $3,490,247, up 6% versus 2006, despite the effects of renovating and reopening a hall in Texas. Entertainment gross profit percent was 41% versus 42% last year. South Carolina operations improved in a noteworthy manner.
  Hospitality segment 2007 gross loss of $182,924 compared to a gross profit of $45,801 in 2006, mainly as a result of the lower revenue from a major customer and losses on certain self-promotion events.
  Excluding the noted items described above, 2007 net income was approximately $1.4M, versus $1.3M in 2006. Including the effect of the noted items, 2007 net income was $300,185 compared to $785,750 in 2006.

Fourth quarter results:

  Total consolidated Q4 2007 revenue was $3,257,947, down $751,208, or 19%. Entertainment revenue for the quarter was down $38,456, or 2%, as we renovated and reopened a hall in Texas. Hospitality revenue for the quarter was off $728,432, or 35%, mainly from lower revenue from a large customer and lower event activity.
  Entertainment (bingo) Q4 2007 gross profit was $372,239 versus $681,292 in Q4 2006 as a direct result of the renovation and reopening activities. The strongest performance in the quarter came from South Carolina.
  Hospitality segment was managed to a Q4 2007 gross profit of $130,592 despite the lower sales levels.
  Excluding the noted items described above, Q4 2007 net income was $247,000, approximately even with Q4 2006. Including the noted items above, we incurred a Q4 2007 net loss of $298,727 versus a net loss of $34,846 in Q4 2006.

The following report is based upon unaudited financial statements. We expect to receive the auditor’s report and issue audited financial statements containing any necessary year end adjustments by the required SEC filing deadline at the end of March.

REVENUE

	Q4 2007	Q4 2006	Variance	% Change
LTFD Corporation	$3,257,947	$4,009,155	(751,208)	(19%)
Entertainment	1,879,316	1,917,772	(38,456)	(2%)
Hospitality	1,367,476	2,095,908	(728,432)	(35%)
Other	11,155	(4,525)	15,680	NM

Entertainment revenue was unfavorably affected by an approximate $80,000 reduction in revenue as we restarted a bingo hall in Texas. Hospitality revenue declined mainly from lower revenue from a major customer and lower event levels.

The trend of quarterly year-over-year revenue changes has been as follows:

TREND OF REVENUE CHANGES	Q1 2004	Q2 2004	Q3 2004	Q4 2004	Q1 2005	Q2 2005	Q3 2005	Q4 2005
LTFD Corp	(6%)	(2%)	1%	9%	11%	10%	20%	17%
Entertainment	(6%)	1%	15%	11%	10%	5%	(1%)	14%
Hospitality	(6%)	(8%)	(29%)	6%	5%	19%	90%	19%
TREND OF REVENUE CHANGES	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
LTFD Corp	17%	21%	11%	23%	20%	1%	5%	(19%)
Entertainment	21%	18%	12%	7%	7%	9%	17%	(2%)
Hospitality	10%	25%	8%	44%	63%	(9%)	(13%)	(35%)

The pattern of revenue increases which first became evident in Q4 2004 [absent only Entertainment in Q3 2005] continued until the recent fourth quarter decrease.

GROSS PROFIT

	Q4 2007	Q4 2006	Variance	% Change
LTFD Corporation	$515,449	$976,200	($460,751)	(47%)
Entertainment	372,239	681,292	(309,053)	(45%)
Hospitality	130,592	313,948	(183,356)	(58%)
Other	12,618	(19,040)	31,658	NM

Entertainment gross profit decrease was mainly related to hall restart up activities. Hospitality gross profit decline was attributed to the lower sales levels.

CORPORATE OVERHEAD

	2007	2006	Variance	% Change
FOURTH QUARTER	$590,894	$595,396	($4,502)	(1%)
YTD	2,050,497	1,710,802	339,695	20%

For the quarter, Corporate Overhead expense excluding depreciation and the noted items was approximately equal to Q4 2006. Corporate overhead does not include depreciation of $30,195 in Q4 2007 and $29,982 in Q4 2006; $116,403 for the full year 2007 and $111,112 for the full year 2006. This is consistent with past presentation of this information. The total annual increase in Corporate Overhead expense mainly reflected planned staff additions in the second half of the prior year.

NET INCOME (LOSS) and BASIC EPS

	2007	2006	Variance
Q4 Net Income (Loss)	($298,727)	($34,846)	($263,881)
Q4 Basic Earnings (Loss) per share	($0.03)	$0.00	($0.03)
Q4 Basic shares outstanding	11,350,148	10,817,941	532,207
	2007	2006	Variance
FY Net Income (Loss)	$300,185	$785,750	($485,565)
FY Basic Earnings (Loss) per share	$0.03	$0.07	($0.04)
FY Basic shares outstanding	11,228,255	10,726,972	501,283

These results were unfavorably affected by the noted items described above. Disregarding the noted items, the Company’s net income for Q4 2007 was approximately $247,000 compared to $230,000 in Q4 2006. The increased Q4 2007 and full year basic shares outstanding reflect the private placement of 400,000 shares during 2007.

Basic earnings per share for the full year 2007 were $0.03 versus $0.07 per share in 2006. Adjusted for the noted items above, basic earnings per share were $0.13 per share in 2007 versus $0.12 per share in 2006.

Jeffrey L. Minch, President and Chief Executive Officer of Littlefield Corporation, offered the following comments:

“CY 2007 revenue equaled PY 2006 which was a record year. This was in spite of the renovation and reopening of a Texas bingo hall which had a meaningful negative effect on revenue.

In addition, Entertainment continued to improve with an increase of revenue of over $600,000 resulting in a record gross profit from Entertainment of approximately $3.5 million -- the best performance in the last five years for both revenue and gross profit. Again, this was despite the lost revenue in Texas from a single bingo hall which should be restored in 2008.

It is also gratifying to see that the operating improvements were across almost the entire portfolio including fourteen of our seventeen Texas bingo halls and South Carolina was particularly strong.

At the end of the fourth quarter, we completed an acquisition of a Florida bingo hall marking the Company’s return to that state. We are excited about Town & Country Bingo in Pensacola and will be cautiously and prudently renovating and improving that facility in 2008.

I appreciate all the hard work which went into achieving these results and look forward to answering your questions on Friday during the conference call. If you would like to ask a question, please do not hesitate to contact me.”

Earnings will be discussed in a conference call on Friday, March 7, 2008 at 11:00 AM CST. Interested parties may participate by calling 877-407-9205 and requesting the Littlefield Earnings Conference Call.

Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company’s performance in a single quarter or the individual opinions of any member of the Company’s management in making their individual investment decisions.

In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company’s Securities and Exchange Commission filings and reports.

CONTACT:
Littlefield Corporation
Cecil Whitmore, 512-476-5141
Investor Relations
FAX: 512-476-5680
cwhitmore@littlefield.com